Exhibit 2

EXECUTION COPY

April 17, 2017

Ladies and Gentlemen:

This letter agreement (“Agreement”) is entered into by the subsidiaries of Potash Corporation of Saskatchewan Inc. (“PCS”) set forth on the signature pages hereto (the “PCS Shareholders”), the entities designated on the signature pages hereto as the “Cascadas Shareholders” (the “Cascadas Shareholders”) and the entities designated on the signature pages hereto as the “Kowa Shareholders” (the “Kowa Shareholders”), each in their capacities as shareholders of Sociedad Química y Minera de Chile S.A. (“SQM”). The Cascadas Shareholders, the Kowa Shareholders and the PCS Shareholders are referred to herein as the “Parties”.

Each of the Parties agrees as follows:

1.	Overall Governance. The business and affairs of SQM will be managed by its management under the direction of the SQM Board, and not by the Parties. Nothing herein will limit the powers or authority of the SQM Board or management, including as to matters that are the subject matter of this Agreement, or give any of the Parties the right or power to direct the SQM Board or management to take or not to take any action.

2.	Dividend Policy. Each of the Parties (a) acknowledges and agrees that the dividend policy set forth on Exhibit A (the “Dividend Policy”) is in the best interests of all shareholders of SQM and (b) will take all actions available to it to cause the SQM Board, including any applicable committee thereof, to adopt and comply with the Dividend Policy from and after the date of this Agreement for the entire term of this Agreement.

3.	Casting Vote. Notwithstanding anything to the contrary in the Organizational Documents or applicable law, each of the Parties will take all actions available to it to cause SQM to ensure that (a) no matter is approved by the Board of Directors of SQM (the “SQM Board”) unless it is affirmatively approved by at least five of the members of the SQM Board and (b) the Chairman of the SQM Board does not exercise a casting vote. Any of the Cascadas Shareholders, the Kowa Shareholders or the PCS Shareholders may terminate the foregoing provisions upon 30 days’ prior written notice after the expiration of the SQM Board Term. For purposes of this Agreement, (1) the “SQM Board Term” means the period in which the SQM Board, as elected at SQM’s 2017 annual meeting of shareholders, with the replacements, if any, that the SQM Board may appoint from time to time, serves as such until election by SQM shareholders of the entire SQM Board at a subsequent annual meeting of SQM shareholders, but not less than 12 months from the date of such meeting, and (2) “Organizational Documents” means the certificate of incorporation (escritura de constitución), certificate of existence and legal representation (certificado de existencia y representación legal), Bylaws (estatutos) or any other similar organizational documents of SQM.

4.	SQM Board Successors. In the event that any member of the SQM Board elected by the Class A shareholders ceases to serve as such for any reason (whether by his resignation, removal, disability, death or otherwise) each of the Parties will take all actions available to it to cause the SQM Board to elect his or her successor (or any future successor that is nominated by another SQM Board member) in accordance with the recommendation of the same Party that elected the SQM Board member that ceased to be a member. In the event that the member of the SQM Board elected by the Class B shareholders ceases to serve as such for any reason (whether by his resignation, failure to be re-elected, removal, disability, death or otherwise) (a) none of the Cascadas Shareholders nor the Kowa Shareholders will vote any SQM shares or take any other action that affects the election of his successor or any future successor (the “Class B Successor”) and (b) each of the Cascadas Shareholders and the Kowa Shareholders will take all actions available to it to ensure that the SQM Board does not approve any Class B Successor whose election was not approved by majority vote of the Class B shares (excluding any shares beneficially owned by any Cascadas Shareholder or Kowa Shareholder or as to which any Cascadas Shareholder or Kowa Shareholder has a proxy or exercises any voting control) or by the PCS Shareholders, as the case may be.

5.	Further Assurances. In addition to other remedies, including specific performance (without the requirement of posting a bond or other form of assurance) or other equitable relief, as well as damages, in the event that the SQM Board takes action that is inconsistent with the expectations expressed in this Agreement, each of the Parties will take all actions available to it to remedy the situation, including, without limitation, reconstituting the Board, causing the removal of any member of the SQM Board who does not act in accordance with this Agreement and replacing such member of the SQM Board with one who will so comply, the Parties acknowledging that each of the Parties that first elected such removed member of the SQM Board will select his or her replacement. In addition, each of the Cascadas Shareholders, the Kowa Shareholders and the PCS Shareholders will cooperate with each other, at the request of any other Party, to execute and deliver any other instruments or documents and take all such further action as any other Party may reasonably request in order to evidence or effectuate the consummation of the events contemplated hereby and to otherwise carry out the intent of the Parties under this Agreement. To the extent permitted by applicable law, in the event there is any conflict between the Organizational Documents and this Agreement, as among the Parties, this Agreement will prevail.

6.

Disclaimer. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding between the Parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related to the subject matter hereof in any way. Without limitation, the Parties have no agreement, arrangement or understanding except as expressly set forth herein and agree that (a) this Agreement does not constitute a voting agreement nor an acuerdo de actuación conjunta under the Ley de Mercado de Valores of the Republic of Chile and (b) the Parties are not acting as a “group” within the meaning of Rule 13d-5 under the United States Securities Exchange Act of 1934, as amended, nor as a grupo controlador under the Ley de Mercado de Valores of the Republic of Chile.

7.	Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach, default or noncompliance by another Party, will impair any such right, power or remedy, nor will it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach, default or noncompliance under this Agreement or any waiver on such Party’s part of any provisions or conditions of this Agreement, must be in writing and signed by the Parties, or by email by an authorized agent, granting the waiver and will be effective only to the extent specifically set forth in such communication. All remedies will be cumulative and not alternative.

8.	Term. The Agreement will become effective as of the date hereof upon execution and continue in full force and effect during the SQM Board Term and such time thereafter until terminated by any of the PCS Shareholders, the Kowa Shareholders or the Cascadas Shareholders, as the case may be, upon 30 days prior written notice given to the other Parties after the expiration of the SQM Board Term.

9.	Language; Titles. This agreement is in the English language and will not be translated unless required by any competent governmental authority. In such event, the English version of this agreement will prevail. The titles of the sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

10.	Successors and Assigns. This Agreement will bind and inure to the benefit of and be enforceable by the Parties and their respective successors and assigns, including any transferee of SQM stock.

11.	Governing Law; Jurisdiction.

A.	THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES (EXCEPT THAT SUCH CORPORATE ACTIONS, DECISIONS AND ACTIVITIES TO BE CONDUCTED AND ADOPTED BY THE CORPORATE BODIES OF SQM WILL BE GOVERNED BY THE MANDATORY RULES STATED FOR SUCH ACTIONS, DECISIONS AND ACTIVITIES UNDER CHILEAN LAW).

B.	Each of the Parties irrevocably agrees that all disputes, controversies or claims arising out of or in connection with this Agreement will be finally settled by international arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by three arbitrators. Within 30 days of receiving notice of any dispute, controversy or claim arising out of or in connection with this Agreement, each of the PCS Shareholders, the Kowa Shareholders and the Cascadas Shareholders irrevocably agrees that they will in good faith attempt to agree on arbitrators who are qualified in New York Law. In the event the Parties cannot agree on arbitrators within such 30-day period, then the arbitrators will be appointed in accordance with the ICC Rules. The place of arbitration will be New York, New York. The language of the arbitration will be English. The arbitral award will be final and binding on the Parties, not subject to appeal, and enforceable in accordance with its terms. The Parties agree that by submitting the dispute, controversy or claim to arbitration under the ICC Rules, the Parties undertake to implement any final award rendered by the arbitral tribunal without delay and that the prevailing Parties will be entitled to have the final award enforced in any applicable court. The arbitration costs will be borne by the losing party (or parties) or such other party (or parties) as designated by the arbitrator or arbitral panel (as applicable). In case it is necessary for one or more parties to the dispute to enforce the arbitral award through any type of court proceedings, the other party (or parties) to the dispute will bear all reasonable costs, expenses and attorney fees including any extra court fees or arbitration fees.

C.	EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY TO THE EXTENT ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (1) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER AND (2) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(c).

D.	The foregoing, and any other provisions of this Agreement, do not affect the respective rights and obligations of the Parties or their respective affiliates in respect of any other matter, whether arising prior to or after the date of this Agreement.

12.	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument. This Agreement may be executed by facsimile or electronic mail signature(s).

13.	Notices. All notices and other communications hereunder will be in writing and will be deemed duly given to the Party to whom the same is delivered by email or facsimile transmission at the address and with contact information set forth on the signature pages hereto (or at such other address and contact information for a Party as will be specified by notice by such Party to the other Parties).

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us a countersigned copy of this letter, which will thereupon constitute a binding agreement as of the date first written above.

PCS SHAREHOLDERS:

INVERSIONES EL BOLDO LIMITADA

By:	/s/ Jose Maria Eyzaguirre B.
Name:	Jose Maria Eyzaguirre B.
Title:	Attorney-in-Fact

Av. Apoquindo 3721, piso 12 comuna de Las Condes
Santiago, Republic of Chile
Email wayne.brownlee@potashcorp.com jmeyzaguirre@claro.cl

Attention:	Wayne Brownlee Jose Maria Eyzaguirre B.

INVERSIONES RAC CHILE LIMITADA

By:	/s/ Jose Maria Eyzaguirre B.
Name:	Jose Maria Eyzaguirre B.
Title:	Attorney-in-Fact

Av. Apoquindo 3721, piso 12 comuna de Las Condes
Santiago, Republic of Chile
Email wayne.brownlee@potashcorp.com jmeyzaguirre@claro.cl

Attention:	Wayne Brownlee Jose Maria Eyzaguirre B.

INVERSIONES PCS CHILE LIMITADA

By:	/s/ Jose Maria Eyzaguirre B.
Name:	Jose Maria Eyzaguirre B.
Title:	Attorney-in-Fact

Av. Apoquindo 3721, piso 12 comuna de Las Condes
Santiago, Republic of Chile
Email wayne.brownlee@potashcorp.com jmeyzaguirre@claro.cl

Attention:	Wayne Brownlee Jose Maria Eyzaguirre B.

Acknowledged and Agreed as of the date first written above:

CASCADAS SHAREHOLDERS:

SOCIEDAD DE INVERSIONES PAMPA CALICHERA S.A.

By:	/s/ Patricio Contesse Fica
Name:	Patricio Contesse Fica
Title:	Executive Director

El Trovador 4285, piso 11 comuna de Las Condes
Santiago, Republic of Chile
Email: pcontesse@calichera.cl
Attention: soddo@oddoycia.cl

POTASIOS DE CHILE S.A.

By:	/s/ Patricio Contesse Fica
Name:	Patricio Contesse Fica
Title:	Executive Director

El Trovador 4285, piso 11 comuna de Las Condes
Santiago, Republic of Chile
Email: pcontesse@calichera.cl
Attention: soddo@oddoycia.cl

INVERSIONES GLOBAL MINING CHILE LIMITADA

By:	/s/ Ricardo Moreno Moreno
Name:	Ricardo Moreno Moreno
Title:	General Manager

El Trovador 4285, piso 11 comuna de Las Condes
Santiago, Republic of Chile
Email: ricardo.moreno@calichera.cl
Attention: soddo@oddoycia.cl

Acknowledged and Agreed as of the date first written above:

KOWA SHAREHOLDERS:

KOWA COMPANY LTD.

By:	/s/ Yoshihito Hata
Name:	Yoshihito Hata
Title:	Legal Representative

Avenida Apoquindo 3472, oficina 1201 comuna de Las Condes
Santiago, República de Chile
Email: y-hata@kochi.cl
Attention: o-iwasa@kowa.co.jp

INVERSIONES LA ESPERANZA (CHILE) LIMITADA

By:	/s/ Yoshihito Hata
Name:	Yoshihito Hata
Title:	General Manager

Avenida Apoquindo 3472, oficina 1201 comuna de Las Condes
Santiago, República de Chile
Email: y-hata@kochi.cl
Attention: o-iwasa@kowa.co.jp

KOCHI S.A.

By:	/s/ Yoshihito Hata
Name:	Yoshihito Hata
Title:	General Manager

Avenida Apoquindo 3472, oficina 1201 comuna de Las Condes
Santiago, República de Chile
Email: y-hata@kochi.cl
Attention: o-iwasa@kowa.co.jp

LA ESPERANZA DELAWARE CORPORATION

By:	/s/ Yoshihito Hata
Name:	Yoshihito Hata
Title:	Legal Representative

Avenida Apoquindo 3472, oficina 1201 comuna de Las Condes
Santiago, República de Chile
Email: y-hata@kochi.cl
Attention: o-iwasa@kowa.co.jp

EXHIBIT A

DIVIDEND POLICY FOR BUSINESS YEAR 2017

SOCIEDAD QUÍMICA Y MINERA DE CHILE S.A.

Pursuant to Bulletin No 687 of the Chilean Superintendence of Securities and Insurance (Superintendencia de Valores y Seguros) of February 13, 1987, the Board of Directors of Sociedad Química y Minera de Chile S.A. (“SQM” or the “Company”) agrees to inform at the ordinary shareholders’ meeting, which is to be held on April 28, 2017, the following 2017 dividend policy:

The dividend policy sets out to distribute the net income obtained from the operations of SQM to its shareholders, while fulfilling its financial commitments, its obligations to the investment and finance policy approved at the ordinary shareholders’ meeting, and its investment plans approved by the Board of Directors.

Notwithstanding the obligation to inform a dividend policy in each ordinary shareholders’ meeting, in the best interest of SQM and all its shareholders, the Board of Directors has agreed to inform a dividend policy that it expects will be maintained during at least the next three years.

The 2017 dividend policy that the Board expects to be repeated during at least the next three business years, is as follows:

a)	Distribute and pay, as a final dividend (dividendo definitivo) and in favor of the respective shareholders, a percentage of the net income that shall be determined per the following financial parameters:

(i)	100% of the 2017 net income, when the following financial parameters are met: (a) that the total sum of cash and cash equivalent, other current financial assets (“Cash”) divided by the total sum of the current financial liabilities (“Current Financial Liabilities”) is equal to or exceeds 2.5 times, and (b) the total sum of the current liabilities and the non-current liabilities (“Total Liabilities”) divided by the total sum of the equity (“Equity”) is equal to or lower than 1.1 times.

(ii)	80% of the 2017 net income when the following financial parameters are met: (a) that Cash divided by Current Financial Liabilities is equal to or exceeds 2.0 times, and (b) Total Liabilities divided by Equity is equal to or lower than 1.2 times.

(iii)	60% of the 2017 net income when the following financial parameters are met: (a) that Cash divided by Current Financial Liabilities is equal to or exceeds 1.5 times, and (b) Total Liabilities divided by Equity is equal to or lower than 1.3 times.

If none of the foregoing financial parameters are met, the Company shall distribute and pay, as a final dividend, and in favor of the respective shareholders, 50% of the 2017 net income.

b)	Distribute and pay, if possible and during 2017, three interim dividends (dividendos provisorios) that will be charged against the aforementioned final dividend. These interim dividends shall likely be paid during the month following the approval of the March, June, and September 2017 interim financial statements, respectively. Its amounts shall be calculated as follows:

(i)	For the interim dividends that will be charged to the accumulated net income reflected in the March 2017 interim financial statements, the percentage distributed shall be determined per the financial parameters expressed in letter a) above.

(ii)	For the interim dividends that will be charged to the accumulated net income reflected in the June 2017 interim financial statements, the percentage distributed shall be determined per the financial parameters expressed in letter a) above, discounting the total amount of interim dividends previously distributed during 2017.

(iii)	For the interim dividends that will be charged to the accumulated net income reflected in the September 2017 interim financial statements, the percentage distributed shall be determined per the financial parameters expressed in letter a) above, discounting the total amount of interim dividends previously distributed during 2017.

c)	The amount of the interim dividends mentioned above may vary, pursuant to the information available to the Board of Directors on the date on which it agrees to the distribution of said dividends given that the dividend will not materially or negatively affect SQM’s capacity to impact its investments, fulfill its liabilities, or in general, comply with the investment and finance policy approved at the ordinary shareholders’ meeting.

d)	At the ordinary shareholders meeting that will be held in 2018, the Board of Directors shall propose a final dividend pursuant to the financial parameters expressed in letter a) above, discounting the total amount of the interim dividends previously distributed during 2017.

e)	If there is an excess of net income in 2017, this may be retained and assigned or allocated for financing its own operations, to one or more investment projects of the Company, notwithstanding a future distribution of potential dividends (dividendos eventuales) charged to the accumulated net income previously approved at the shareholders’ meeting, or the possible and future capitalization of all or part of the latter.

f)	The Board of Directors does not consider the payment of additional dividends (dividendos adicionales).

It is expressly stated that the dividend policy described above corresponds to the intention of the Board of Directors, and the compliance of it shall depend on the net income that the Company ultimately obtains, as well as the results of periodic projections that could impact the Company, or to the existence of determined conditions that may affect it, as applicable. If the dividend policy exposed by the Board of Directors suffers a substantial change, the Company must communicate it as an essential fact (hecho esencial) to the SVS.